Exhibit 10.30

KAYAK

Wednesday, September 30, 2009

Ms. Melissa Reiter

Chicago, Illinois

Dear Melissa:

I am pleased to offer you the position of VP, Finance at Kayak.com (“Kayak”). This position is located in our Norwalk, CT office and reports directly to our CEO, Steve Hafner. This letter sets forth the material terms of our offer of employment to you. This offer shall be subject to your ability to provide verification of your authorization to work in the United States.

Start Date and Severance. Your employment will start on a date to be agreed upon by you and Kayak, and is expected to be no later than November 2nd, 2009. Your employment with Kayak will be at will,” meaning that either you or Kayak may terminate, and that Kayak can change the terms of, our employment relationship at any time and for any reason, with or without notice and with or without cause, provided, however, that you will be entitled to receive six (6) months base salary plus bonus and payment of COBRA insurance coverage for a six (6) month severance term if your employment is terminated as a result of involuntary termination other than for cause; provided, further, that you will be entitled to receive six (6) months base salary for a six (6) month severance term if Kayak hires a Chief Financial Officer (“CFO”) and you elect to terminate your employment at anytime with the 6 month period following the hiring of such CFO.

Base Salary. Your starting salary will be $215,000 on an annualized basis, payable according to Kayak’s normal payroll policy and subject to normal tax withholdings. Your salary will be reviewed periodically, and any adjustment in your salary will be determined by Kayak management in its sole discretion.

Annual Bonus. You will be eligible for an annual incentive bonus up to 30% of your annual base compensation, payable at Kayak’s sole discretion in either cash or restricted stock. Actual payout will based on performance against goals and objectives established at the beginning of each fiscal year and will be determined by Kayak management in its sole discretion. Notwithstanding the above, you will receive a guaranteed 2009 bonus of $50,000 for your work to be paid in 2010 at the same time as Kayak’s 2009 bonus payments to employees.

Sign On Bonus. You will be paid a sign on bonus in the amount of $20,000 following commencement of your employment.

Stock Options. You will be permitted to participate in Kayak’s stock incentive plan. Pursuant to the plan, and subject to Board of Director approval we expect you will be granted 100,000 stock options. We anticipate that the shares of common stock subject to your stock option will be subject to vesting over four years so long as you continue to be employed with Kayak, according to the following schedule: twenty five percent (25%) of such shares will vest on the first anniversary of the date that you commence employment with Kayak; and the balance of such shares (75%) will vest on a pro rata basis at the end of each monthly period thereafter for the next thirty-six months. Any stock options and restricted stock granted to you will be on such terms and conditions, including, but not limited to, exercise price, vesting periods and repurchase rights, as are determined by Kayak management in its sole discretion and reflected in an agreement between Kayak and you.

Benefits. During your employment, you will be eligible to participate in family healthcare (medical and dental) insurance plans, employee long-term disability and life insurance plans, flexible spending plan and Kayak’s 401(k) plan, and other benefits made available to Kayak’s leadership team, subject to the terms and conditions of those plans, which may be changed by Kayak from time to time. You are eligible to participate in the healthcare insurance plans on the first of the month from your hire date and are eligible to participate in the other plans on your hire date.

Moving Reimbursement. Kayak will reimburse you for up to $20,000 in expenses incurred to relocate from your current residence in Chicago to the New York/Connecticut area.

Vacation. You will accrue at least three weeks of paid vacation annually, subject to the terms and conditions of Kayak’s vacation policy.

Agreement Regarding Confidentiality and Inventions. As a condition of employment, you agree to sign and comply with Kayak’s standard agreement regarding confidentiality and assignment of inventions.

This letter supercedes any previous discussions, representations and agreements you may have had about the terms of your possible employment with Kayak. By accepting this offer, you agree and acknowledge that you have not relied, and are not relying, on any oral or written statements, promises or representations made by any employee, agent, or representative of Kayak that are not expressly set forth in this letter.

Please indicate your acceptance of the terms of this offer letter by signing and dating this letter and returning it to me by October 1, 2009.

Please do not hesitate to contact me if you have any questions.

Sincerely,

Kayak.com

/s/ Steve Hafner
Steve Hafner
CEO & Cofounder
Kayak.com
55 North Water Street, Suite 1
Norwalk CT 06854 US
Tel +1 203 899-3104
Fax +1 203 899-3125

I have carefully read and fully understand all of the terms of this offer letter and accept employment with Kayak on those terms.

/s/ Melissa Reiter
Melissa Reiter

Dated:	9/30/09